Exhibit (a)(1)(H)

Harland Clarke Holdings Corp. Commences Tender Offer for All Outstanding Shares of Valassis

San Antonio, Texas and Livonia, Michigan, January 6, 2014 – Harland Clarke Holdings Corp., a leading provider of best-in-class integrated payment solutions and marketing services, and Valassis (NYSE: VCI), a leader in intelligent media delivery, today announced that Harland Clarke Holdings is commencing its tender offer for all outstanding shares of Valassis for $34.04 per share in cash. The tender offer is being made pursuant to the previously announced merger agreement dated December 17, 2013 between the companies.

The tender offer is subject to customary terms and conditions, including regulatory clearances and the tender of at least a majority of the outstanding shares of Valassis common stock. Upon completion of the tender offer, Harland Clarke Holdings will acquire all remaining Valassis shares through a short form merger at the tender offer price.

Harland Clarke Holdings and its wholly owned subsidiary V Acquisition Sub, Inc. filed today with the Securities and Exchange Commission (“SEC”) a Tender Offer Statement on Schedule TO, setting forth in detail the terms of the tender offer. In addition, Valassis filed today with the SEC a Statement on Schedule 14D-9, setting forth in detail, among other things, the unanimous recommendation of the Valassis Board of Directors that Valassis’ stockholders tender their shares in the offer.

Copies of these statements and other documents filed with the SEC are available at www.sec.gov or by contacting D.F. King & Co., Inc. at (212) 269-5550 (banks and brokers – call collect) or Toll Free at (800) 488-8035 (stockholders and all others). D.F. King & Co., Inc. may also be contacted via Email at vci@dfking.com.

The tender offer and any associated withdrawal rights will expire at 11:59 p.m., New York City Time, on February 3, 2014, unless extended or earlier terminated.

BofA Merrill Lynch is serving as lead financial advisor, The Raine Group is serving as financial advisor and Wachtell, Lipton, Rosen & Katz is serving as legal advisor to Harland Clarke Holdings Corp. Cleary Gottlieb Steen & Hamilton LLP is serving as legal advisor to Harland Clarke Holdings for the financing. J.P. Morgan is serving as financial advisor to Valassis and Kirkland & Ellis LLP and McDermott Will & Emery LLP are serving as legal advisors to Valassis for the transaction. Latham & Watkins LLP is serving as legal advisor to the financing sources for Harland Clarke Holdings on the transaction.

About Harland Clarke Holdings Corp.

Harland Clarke Holdings Corp. delivers to multiple industries a robust portfolio of products and services designed to optimize customer relationships and generate revenue. Its business units have long been recognized as leading providers of best-in-class payment solutions, marketing services, data capture, and analytics delivered through multiple channels, including online, digital print technology, mobile, and phone. Harland Clarke Holdings’ portfolio offers retail products, high-value transactional print and electronic documentation, security solutions, and business intelligence. Its skills in capturing, managing, analyzing, and delivering data measurement and assessment information, through both print and digital channels, support decision-making and improved outcomes for organizations worldwide. Harland Clarke Holdings serves the financial, insurance and investment services industries, as well as education, big-box retailing, accounting software, commercial, government, and franchising. Its clients, including more than 8,500 financial institutions, range in size from major corporate brands and trade associations, to state and local governments, small businesses and individual consumers. Harland Clarke Holdings Corp. is a wholly owned subsidiary of MacAndrews & Forbes Holdings Inc.

About Valassis

Valassis (NYSE: VCI) is a leader in intelligent media delivery, providing over 15,000 advertisers proven and innovative media solutions to influence consumers wherever they plan, shop, buy and share. By integrating online and offline data combined with powerful insights, Valassis precisely targets its clients’ most valuable shoppers, offering unparalleled reach and scale. Valassis subsidiaries include Brand.net, a Valassis Digital Company, and NCH Marketing Services, Inc. RedPlum® is its consumer brand. Its signature Have You Seen Me?® program delivers hope to missing children and their families. For insights on intelligent media delivery, visit www.valassis.com and follow Valassis on Twitter at @ValassisVCI.

Notice to Investors

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The tender offer for the outstanding shares of Valassis common stock described in this press release has commenced. Harland Clarke Holdings Corp. and V Acquisition Sub, Inc. have filed a tender offer statement on Schedule TO with the Securities and Exchange Commission and Valassis has filed a solicitation/recommendation statement on Schedule 14D-9 with respect to the tender offer. THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) AND THE SOLICITATION/ RECOMMENDATION STATEMENT REGARDING THE TENDER OFFER CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. These materials are being mailed free of charge to the stockholders of Valassis. In addition, all of these materials (and any amendments thereto and other materials filed by Harland Clarke Holdings Corp. and Valassis with the SEC) are available at no charge on the SEC’s Web site: www.sec.gov. The Schedule TO, Schedule 14D-9 and related materials may also be obtained for free from D.F. King & Co., Inc. 48 Wall Street, 22nd Floor, New York, NY 10005, Toll-Free Telephone: (800) 488-8035, Email: vci@dfking.com.

Forward-Looking Statements

Statements in this document that are not strictly historical, including statements regarding the proposed acquisition, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined businesses and any other statements regarding events or developments that we believe or anticipate will or may occur in the future, may be “forward-looking” statements within the meaning of the federal securities laws, and involve a number of risks and uncertainties. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements and you should not place undue reliance on any such forward-looking statements. These factors include risks and uncertainties related to, among other things: general economic conditions and conditions affecting the industries in which Harland Clarke Holdings Corp. and Valassis operate; the uncertainty of regulatory approvals; the parties’ ability to satisfy the tender offer and merger agreement conditions and consummate the transaction; the availability of financing on attractive terms or at all; Harland Clarke Holdings Corp.’s ability to successfully integrate Valassis’ operations and employees with Harland Clarke Holdings Corp.’s existing business; the ability to realize anticipated growth, synergies and cost savings; and Valassis’ performance and maintenance of important business relationships. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in Harland Clarke Holdings Corp.’s SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the

quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013 as well as Valassis’ SEC filings, including its Annual Report on Form 10-K for the year ended December 31, 2012 and Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2013, June 30, 2013 and September 30, 2013. The forward-looking statements made herein speak only as of the date of this release and none of Harland Clarke Holdings Corp., Valassis or any of their respective affiliates assumes any obligation to update or revise any forward-looking statement, whether as a result of new information, future events and developments or otherwise, except as required by law.

Contacts:

Media

Eric Brielmann / Michael Freitag / Mahmoud Siddig

Joele Frank, Wilkinson Brimmer Katcher

212-355-4449

Investors

D.F. King & Co., Inc.

800-488-8035

Email: vci@dfking.com